UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

GLOBAL STAR ACQUISITION INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Global star Acquisition Inc.

1641 International Drive Unit 208

McLean, VA 22102

703-790-0717

PROXY STATEMENT SUPPLEMENT

June 3, 2024

TO THE STOCKHOLDERS OF GLOBAL STAR ACQUISITION INC.:

This is a supplement (this “Supplement”) to the definitive proxy statement of Global Star Acquisition Inc. (the “Company” or “Global Star” or “we” or “us”), dated May 20, 2024 (the “Proxy Statement”), which was mailed to stockholders in connection with the Company’s special meeting of stockholders scheduled for 9:00 a.m., Eastern Time, on June 11, 2024, to be held virtually, at https://www.cstproxy.com/globalstarspac/2024 (the “Special Meeting”). This Supplement supplements the Proxy Statement of the Company filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 20, 2024, relating to the Special Meeting of the Company. The following supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety.

We are contacting you on behalf of Global Star to request that you vote in favor on the upcoming proxy vote on June 11, 2024, specifically regarding the extension amendment proposal, the trust amendment proposal, and if necessary, the adjournment proposal to enable Global Star to extend the time period to consummate a business combination transaction (the “Extension Proposal”). Approval of these proposals will allow Global Star to extend the deadline for completing the business combination with K Enter Holdings, Inc. (“K Enter”). We believe there is a strong business case for Global Star to acquire K Enter. The proposed transaction represents not just a strategic alignment, but a shared commitment to excellence and innovation. The merger brings together the financial expertise of Global Star with the robust knowledge and experience of K Enter’s management team in the global entertainment industry. The six Korean entertainment companies that K Enter plans to acquire, prior to the closing of the proposed business combination, are renowned for their innovative content creation and business models centered around intellectual property (IP), and those companies collectively on a pro forma basis generated estimated revenue of around US$153 million in the fiscal year ending on December 31, 2022, and around US$76 million in the fiscal year ending on December 31, 2023, as further described below.

We have responded to several rounds of SEC comments. We believe we are fast approaching the final rounds of the SEC comment process and that we are getting close to achieving effectiveness of the registration statement on Form F-4, which includes a proxy statement/prospectus (the “Registration Statement”). Although we cannot be certain of the precise timing of Global Star’s stockholder meeting to approve the business combination with K Enter, we expect it will occur within the earlier part of the six-month extension we are seeking. Therefore, we strongly urge you to approve the Extension Proposal contained in the Proxy Statement, so that we can consummate the proposed business combination, and achieve our goal of creating a leading diversified entertainment company.

Inherent business case of the target K Enter

■	K Enter is positioned to acquire six Korean entertainment companies, each with a real business and capabilities in merchandising, content production and content investment that we believe addresses the demand for K content globally.
■	The six Korean entertainment companies that K Enter plans to acquire collectively on a pro forma basis have a successful tangible financial track record:
-	Revenues of $153 million and reported EBITDA of approximately $13 million in 2022, on a combined pro forma consolidated basis.
-	Revenues of $76 million and adjusted EBITDA(1) of approximately $1 million in 2023, on a combined pro forma consolidated basis.
■

Following the closing of the business combination the post-closing combined company aspires to grow even more to become a leading tech and IP-based diversified entertainment company. The post-closing combined company plans to build on its initial three capabilities through acquisitions, to transform its entertainment business by broadening its capabilities in areas such as K Pop music and Webtoons. See link to our current Registration Statement on Form F-4:

https://www.sec.gov/Archives/edgar/data/2000756/000182912624003272/kwavemedia_f4a.htm which is also available at www.sec.gov.

(1)	The adjusted EBITDA for 2023 was calculated by adding back all business combination related expenses, including audit fees and legal advisory fees in 2023, which are one-time non-recurring expenses for an unusual event not related to the operations or normal course of business of K Enter.

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SEC effectiveness is likely imminent

■	We have undergone three rounds of SEC comments regarding our Registration Statement and based on our responses we expect to clear all comments in the next month or two.
■

We believe we have addressed the majority of the SEC comments sufficiently during the previous three rounds of comments and expect that there will be a limited number of comments moving forward. Although we cannot be certain of the precise time for Global Star’s stockholder meeting to approve the business combination with K Enter, we are highly confident it will occur within the earlier part of the six-month extension we are seeking.

And thus, we sincerely ask that you vote to approve the extension proposal of Global Star

■	Following an extension, you would still have an opportunity to vote on the business combination, and if you disapprove you will retain the right to redeem your public shares.
■	Providing this additional extension, we believe, will give you an opportunity to weigh the merits of this business combination in fuller detail following the effectiveness of the Registration Statement, which we aim to secure within the next month or two.

We urge you to read the Proxy Statement and this Supplement in their entirety. To the extent that information herein differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement.

Thank you for your consideration of our recommendations. You can find additional information regarding our business combination in the Proxy Statement. We appreciate our ongoing dialogue with you and look forward to continued engagement.

Sincerely,

The Board of Directors

Global Star Acquisition Inc.

June 3, 2024

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If you have any questions concerning the above, please contact the Company’s proxy solicitor at:

Laurel Hill Advisory Group

2 Robbins Lane, Suite 200

Jericho, NY 11753

Toll Free: 855-414-2266

Email: GLST@laurelhill.com

You may also contact us at:

Global Star Acquisition Inc.

1641 International Drive Unit 208

McLean, VA 22102

Attn: Anthony Ang

Telephone No.: (703) 790-0717

Except as set forth herein, all other information in the Proxy Statement remains unchanged. If you have previously-submitted a proxy or tendered your shares for redemption in accordance with the procedures set forth in the Proxy Statement and you do not wish to make any changes, you do not need to do anything further.

This Proxy Statement Supplement is dated June 3, 2024.

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